Exhibit 21.0

SIGNIFICANT DIRECT AND INDIRECT SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION

Name	State or Other Jurisdiction of Organization

Ocwen Loan Servicing, LLC (1)	Delaware

Litton Loan Servicing, L.P. (1)	Delaware

Real Estate Servicing Solutions, Inc. (1)	Florida

HomEq Servicer Advance Facility Transferor, LLC (2)	Delaware

HomEq Servicer Advance Facility Receivables Trust 2010-ADV1 (2)	Delaware

Ocwen Servicer Advance Receivables Company II, Inc. (2)	Delaware

Ocwen Servicer Advance Receivables Funding Company II Ltd. (2)	Cayman Islands

Prism Advance Receivable Trust (2)	Delaware

(1)	Operating company
(2)	Special purpose entity